Exhibit 11.2

Tencent Music Entertainment Group

Statement of Policy Concerning Trading in Company Securities

Initially adopted on October 15, 2018

(amended and restated on August 18, 2023, further amended and restated on April 22, 2025)

Executive Summary

It is the policy of Tencent Music Entertainment Group (the “Company”), its subsidiaries and its consolidated affiliated entities (collectively, the “Group”) that the Group comply with all applicable laws and regulations in conducting its business.

The Company has American depositary shares (“ADSs”), representing its Class A ordinary shares, traded on the New York Stock Exchange (“NYSE”) in the United States and Class A ordinary shares traded on the Stock Exchange of Hong Kong Limited (the “HKEx”). The laws of both the United States and Hong Kong prohibit “insider trading.”

In view of the responsibilities and liabilities arising under the United States and Hong Kong laws with respect to the use and disclosure of non-public information and trading in Company Securities (as defined below), the Company has established the following procedures and guidelines.

This Policy contains five parts:

•
Part A (General Rules) sets out the general legal requirements on prohibition against Insider Trading (as defined below) and other speculative transactions and is applicable to all directors, executive officers, employees of the Group.
•
Part B (Window Group Members’ Trading Policy) is applicable to all Window Group Members (as defined below) and other persons subject to Ad Hoc Trading Freeze (as defined below) from time to time in their trading in Company Securities.
•
Annex A (Other Limitations on Trading Company Securities) sets out other limitations on trading Company Securities that are applicable to all directors, executive officers and other affiliates in their trading in Company Securities.
•
Annex B (Open Trading Window Illustrative Example) provides a table illustrating the application of the rules under Part B and how these rules apply in both NYSE and HKEx contexts.
•
Annex C (Rule 10b5-1 Trading Plan Guideline) explains 10b5-1 Plan relating to Company Securities which may help Window Group Members establish an affirmative defense to an Insider Trading charge.

PART A

GENERAL RULES

1.
Purpose of the Policy
1.1
The Group and directors, executive officers and employees of all companies within the Group must be aware of and comply at all times with the United States and Hong Kong securities laws relating to Insider Trading.
1.2
Under the United States and Hong Kong securities laws, Insider Trading may constitute serious offenses with substantial civil and criminal penalties.
1.3
This Policy is issued for the purpose of preventing Insider Trading, as well as preventing directors, executive officers and employees of the Group from engaging in speculative trading in Company Securities and securities other than Company Securities. It sets out the required standards and controls to ensure compliance with the relevant regulatory requirements.
1.4
This Policy applies to all Group directors, executive officers and employees (including part-time employees) and consultants, contractors and persons who are seconded to the Group (including their Family Members (as defined below)). This Policy also applies to any entities controlled by the foregoing persons, including any corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the foregoing persons’ account.
1.5
Compliance with this Policy is mandatory; any breach may subject you, as well as Group companies, to civil or criminal liability. It is important that you familiarize yourself with, and comply with, all the restrictions and requirements contained in this Policy.
1.6
In addition, directors, executive officers and certain employees who are particularly likely to have access to Material Non-Public Information (as defined below) and who are notified that they are Window Group Members (as defined below) must also comply with the restrictions outlined in Part B of this Policy (Window Group Members’ Trading Policy).
2.
Interpretation
2.1
Material Non-Public Information or MNPI means information about:
(a)
the Group;
(b)
a shareholder, a director or an executive officer of the Company; or
(c)
Company Securities, among other things, which is not publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis but which would, if otherwise made public, be substantially likely that a reasonable investor consider important in making an investment decision – if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities.

Family Members

2.2
Family Members of a natural person means the spouse, partner or other person with whom that person lives as if he or she were a spouse, siblings, parents, grandparents, children, grandchildren and in-laws, and other members who reside in that person’s household or whose transactions in securities of a company are directed by that person or are subject to that person’s influence or control.

Company Securities

2.3
Company Securities means the Company’s ADSs, ordinary shares, stock options, restricted share units or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debt and warrants.
2.4
Trading means acting in (i) any sale, purchase or exchange of or subscription for listed securities or their derivatives; or (ii) any acquisition or disposal of the right to sell, purchase, exchange or subscribe for listed securities or their derivatives; or (iii) any agreement to do any of those things described in (i) or (ii), either for yourself or as agent for another person.
2.5
Insider Trading means the practice of trading securities based on MNPI.
3.
General Restrictions

Prohibition against trading in Company Securities while in possession of MNPI

3.1
If you are in possession of any MNPI you must not, directly or indirectly:
(a)
trade Company Securities;
(b)
release to the public, pass to any other person any MNPI (except in the proper performance of your duties);
(c)
recommend anyone to trade Company Securities; or
(d)
use MNPI in any manner (except in the proper performance of your duties), whether or not to achieve any advantage.

Prohibition against trading in other securities while in possession of MNPI

3.2
You should refrain from trading (or recommending that anyone else trade) any of the securities of any company, directly or indirectly, if you are in possession of any MNPI about that company as such conduct may constitute Insider Trading under the United States and Hong Kong securities laws.

Other prohibitions

3.3
As certain trading activities in the Company Securities may arouse suspicion in the eyes of the regulatory authorities and once an investigation is initiated, it may be difficult for you to prove you do not know the MNPI, you must not, directly or indirectly, engage in the following trading activities:
(a)
short selling: if you sell, directly or indirectly, any Company Securities if (i) you do not own the Company Securities sold, or (ii) you own the Company Securities, but you do not deliver them against the sale;

(b)
hedging and derivatives: if you engage in any hedging transactions with respect to any Company Securities. Hedging transactions include trading in any derivatives relating to Company Securities (except that the aforesaid restriction against hedging and derivatives does not pertain to employee share options granted by the Company); and
(c)
pledging and margin accounts: if you use Company Securities to support a margin debit or pledge Company Securities.

Avoid Speculation

3.4
Although this Policy does not prohibit you from selling Company Securities, the Company encourages you to avoid frequent trading in Company Securities as such short range speculation based on fluctuations in the market may put your personal gain in conflict with the best interests of the Company and its shareholders.

Gifts

3.5
The making of gifts of Company Securities is subject to the restrictions and procedures set out in this Policy as any other trading in Company Securities.
4.
Window Group Members
4.1
Window Group Members include directors, executive officers and certain designated employees of the Group who, because of their office or employment in the Group, are likely to possess MNPI. The scope of Window Group Members is determined by the Executive Chairman, the Chief Executive Officer of the Company (collectively, the “Trading Officers”), upon consultation with the General Counsel and the head of Human Resources Department of the Company from time to time. You will be notified if you are a Window Group Member.
4.2
Window Group Members may apply for removal from this status by application to the Trading Officers, for example when moving to a job where they will not have access to MNPI.
4.3
If you are a Window Group Member, you must also comply with the restrictions set out in Part B (Window Group Members’ Trading Policy).
5.
Grant of Share Awards

In respect of any grant of an option, share award, restricted share unit of Company Securities which is made to you, the Company may, at its discretion, require you to confirm that you are not in possession of any MNPI at the time of grant.

6.
Former Employees

The restrictions under this Policy will still apply to you if you cease to work for the Group. You must not, directly or indirectly, trade Company Securities whilst in possession of MNPI, even after you cease to work for the Group, until the MNPI has been made public or is no longer material.

7.
Miscellaneous

Policy breaches

7.1
If you become aware of a breach of this Policy, you should promptly report the breach to the General Counsel.

Penalties

7.2
If you fail to comply with this Policy, you may expose the Group to potential civil and/or criminal liability under the legislation, rules or regulations in the United States and/or Hong Kong. In addition, you may be subject to substantial civil and criminal penalties including criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.

Monitoring of Trading in Company Securities

7.3
Trading in Company Securities by all Group directors, executive officers and employees may be subject to ongoing monitoring and you may from time to time be asked to confirm your compliance with this Policy and to provide details of any of your trading in Company Securities.

Communications with Media or Analysts

7.4
If you are contacted by the media or by a research analyst seeking information about the Company, you should refer the call to the Company’s Investors Relations Department and/or the Legal Affairs Management Department as no individuals other than specifically authorized personnel may respond to such inquiries.

Other Limitations on Trading Company Securities

7.5
If you are a director, executive officer or other affiliates of the Company (as applicable), you must also comply with the requirements set out in Annex A (Other Limitations on Trading Company Securities).

Inquiries

7.6
Any questions or concerns arising from this Policy should be directed to the General Counsel of the Company.

PART B

Window Group Members’ Trading Policy

1.
Interpretation
1.1
Open Trading Window refers to the period of time beginning when market opens on the NYSE on the second Trading Day following the release of the Company’s quarterly or annual earnings until market closes on the NYSE on the last Trading Day of the last month of the then current fiscal quarter. Please see Annex B for an illustrative example.
1.2
Trading Day means a day on which the NYSE is open for trading (NYSE’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday) or, if the context so requires, a day on which the HKEx is open for trading (HKEx is open Monday through Friday from 9:30 a.m. to 12:00 p.m. and 1:00 p.m. to 4:00 p.m. Hong Kong Standard Time).
1.3
Ad Hoc Trading Freeze means such periods as designated by Trading Officers from time to time, during which directors, executive officers, and other individuals identified by Trading Officers are prohibited from trading in Company Securities.
2.
Absolute Prohibitions

No trading when in possession of MNPI

2.1
You and your Family Members must not, directly or indirectly:
(a)
trade any Company Securities at any time when you possess MNPI in relation to the Company or Company Securities; or
(b)
trade the securities of any other listed company when, by virtue of your position in the Company, you possess MNPI in relation to those securities.

Trading in Company Securities is generally prohibited outside Open Trading Window or during Ad Hoc Trading Freeze

2.2
You and your Family Members must not, directly or indirectly, trade Company Securities (1) unless during Open Trading Window; or (2) during Ad Hoc Trading Freeze.
2.3
Trading Officers may determine to impose an Ad Hoc Trading Freeze even during Open Trading Window and no reason may be provided for such Ad Hoc Trading Freeze.
2.4
The imposition, modification and lifting of such Ad Hoc Trading Freeze may constitute MNPI that should not be communicated.
2.5
You will be informed in advance of the commencement and duration of Open Trading Window and Ad Hoc Trading Freeze.
2.6
In exceptional circumstances, you may submit a written notification for trading outside Open Trading Window or during Ad Hoc Trading Freeze under Section 3 below.

3.
Notification Procedures IN exceptional circumstances
3.1
Before obtaining any acknowledgement of your notification for any proposed trading of Company Securities, whether by you or your Family Members, you should ensure that the proposed trading does not take place when you or your Family Members are in possession of MNPI and would not otherwise be prohibited from trading under this Policy.
3.2
If you or your Family Members wish to trade Company Securities outside Open Trading Window or during Ad Hoc Trading Freeze due to exceptional circumstances, you must submit a written notification to the Trading Officers for determination. You must be able to satisfy the Trading Officers that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, you should consult the General Counsel whether your circumstances are exceptional as acknowledgement to notification for trading outside of Open Trading Window or during Ad Hoc Trading Freeze is very rarely given.
3.3
The Trading Officers will decide whether or not to clear the proposed trading and will notify you in writing of their decision within five Trading Days upon receipt of the notification. The Trading Officers have full discretion in making their decision and may decide not to clear the trading for any reason they consider appropriate.
3.4
The Trading Officers shall submit a written notification to the Chairperson of the Compensation Committee of the Board of Directors of the Company for determination in their own cases.
4.
Validity of Acknowledgement
4.1
If the Trading Officers decide to clear the proposed trading, the acknowledgement of the Trading Officers is only valid for five Trading Days from the date on which it is granted. If the proposed trading is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.
4.2
You and your Family Members are immediately and absolutely prohibited from trading Company Securities if you or your Family Members come into possession of MNPI at any point after submitting your notification to trade.
5.
Miscellaneous

Trading on HKEx

5.1
The foregoing restrictions shall also be applicable to the trading of the Company’s Class A ordinary shares or other Company Securities by Window Group Members on the HKEx.

10b5-1 Plan

5.2
The foregoing restrictions do not apply to transactions pursuant to a 10b5-1 Plan adopted by Window Group Members that comply with Rule 10b5-1 under the United States Securities Exchange Act of 1934 and pursuant to the guidelines included in Annex C (Rule 10b5-1 Trading Plan Guidelines) hereto.

Annex A

OTHER LIMITATIONS ON TRADING COMPANY SECURITIES

1.
Public Resales in Reliance on Rule 144
1.1
Overview of Rule 144

The United States Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the United States Securities and Exchange Commission (the “SEC”) unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate.

1.2
Holding Period

Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

1.3
Current Public Information

Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the Company or an affiliate of the Company (whichever is later), the seller can sell the securities without regard to the current public information requirement.

1.4
Sales by Affiliate

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate”, and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

(a)
Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
(b)
Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.
(c)
Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.
1.5
Bona Fide Gifts

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

1.6
Penalties

Absent registration or other available exemptions, public resales of restricted and control securities in violation of Rule 144 can have significant legal consequences under the applicable United States securities laws, including Section 5 of the Securities Act. If an individual or entity is found to be in violation of Rule 144, they may be subject to civil and criminal penalties. These penalties can include fines, disgorgement of profits, injunctions, and other legal remedies. For civil penalties, the SEC can pursue enforcement actions against the violators. The SEC may seek monetary fines, which could be based on the amount of profit gained from the illegal resale or other factors deemed appropriate. In some cases, violating Rule 144 may also lead to criminal charges, particularly if the violation involves intentional fraud or deception. Criminal penalties can include fines and imprisonment.

2.
Private Resales
2.1
Directors and executive officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.

3.
Restrictions on Purchases of Company Securities
3.1
Regulation M

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company Securities, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. During any period that the Company is contemplating an offering or buying shares from the public, the directors and executive officers of the Company and other Window Group Members who have knowledge of such information should consult with the Company’s General Counsel if they desire to make purchases of Company Securities during this period.

3.2
Penalties

The legal consequences for violating Regulation M can be severe and may include civil and criminal penalties, as well as other regulatory sanctions. For example, the SEC can initiate civil enforcement actions against the Company and its affiliates for violating Regulation M. Civil penalties may include fines, disgorgement of profits, and injunctive relief. The fines can be substantial, especially if the violation involves significant market manipulation. In serious cases where the violation involves intentional fraud or deception, criminal charges may be brought against the Company and its affiliates. Criminal penalties can include fines and imprisonment for individuals involved in the wrongdoing. The Company and its affiliates may face additional regulatory sanctions imposed by the SEC or other regulatory authorities. These sanctions can include restrictions on future business activities, disgorgement of ill-gotten gains, and limitations on the Company’s ability to engage in certain securities transactions.

4.
Filing Requirements
4.1
Schedule 13D and 13G

Section 13(d) of the United States Exchange Act of 1934, as amended (the “Exchange Act”) requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

(a)
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

(b)
A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the Company. To the extent applicable, a report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.
(c)
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.
4.2
Penalties

Failing to file Schedule 13D or 13G in a timely manner can lead to significant legal consequences for the reporting person or entity. For example, the SEC can impose monetary fines and penalties on the reporting person or entity for the late filing. The fines can vary based on the number of days the filing is overdue and the severity of the violation. The SEC may initiate enforcement actions against the reporting person or entity for the failure to file in a timely manner. This can result in further investigation, additional penalties, and reputational harm. Additionally, late filers may lose certain rights and privileges, such as the ability to vote their shares in certain corporate matters, until the required filing is made.

4.3
Form 144

As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex B

Open Trading Window Illustration(1)

Please refer to the table below for an illustration of the application of trading window rules and specifically how these rules apply in both NYSE and HKEx contexts.

	Opening of Window (Second Trading Day on NYSE after earnings release)		Close of Window (Last Trading Day on NYSE of the last month of the then current fiscal quarter)
	NYSE Tradable Hours (2)	Equivalent Effective Hong Kong Tradable Hours(2)	NYSE Tradable Hours (2)	Equivalent Effective Hong Kong Tradable Hours (2)
Q1 Assume Q4 (of last year) earnings release published at: 7:00 a.m. on Monday, February 21 (New York City Time), then	Window opens at 9:30 a.m. on Wednesday, February 23 (i.e. 10:30 p.m. on Wednesday, February 23 in Hong Kong) (3)	Window opens at 9:30 a.m. on Thursday, February 24	March 31(4) at 4:00 p.m. (i.e. April 1 at 4:00 a.m. in Hong Kong)	March 31 at 4:00 p.m.
Q2 Assume Q1 earnings release published at: 7:00 a.m. on Monday, May 15(New York City Time), then	Window opens at 9:30 a.m. on Wednesday, May 17 (i.e. 9:30 p.m. on Wednesday, May 17 in Hong Kong)	Window opens at 9:30 a.m. on Thursday, May 18	June 30(4) at 4:00 p.m. (July 1 at 4:00 a.m. in Hong Kong)	June 30 at 4:00 p.m.
Q3 Assume Q2 earnings release published at: 7:00 a.m. on Tuesday, August 14(New York City Time), then	Window opens at 9:30 a.m. on Thursday, August 16 (i.e. 9:30 p.m. on Thursday, August 16 in Hong Kong)	Window opens at 9:30 a.m. on Friday, August 17	September 30(4) at 4:00 p.m. (i.e. October 1 at 4:00 a.m. in Hong Kong)	September 30 at 4:00 p.m.
Q4 Assume Q3 earnings release published at: 7:00 a.m. on Wednesday, November 16(New York City Time), then	Window opens at 9:30 a.m. on Friday, November 18 (i.e. 10:30 p.m. on Friday, November 18 in Hong Kong) (3)	Window opens at 9:30 a.m. on Monday, November 21	December 31(4) at 4:00 p.m. (i.e. January 1 at 5:00 a.m. in Hong Kong)	December 31 at 4:00 p.m.

(1)
This table is for illustrative purposes only. Please note that the actual dates and times for the publications of the Company’s earnings releases may vary from year to year. Therefore, the actual time for the commencement and close of Windows may differ from those presented in the table above.

(2)
The column titled “NYSE Tradable Hours” indicates the closing and reopening times of the trading window, based on assumed dates and times for the Company’s quarterly and annual earnings releases. The column titled “Equivalent Effective Hong Kong Tradable Hours” presents the corresponding tradable hours in Hong Kong, after taking into consideration the time difference between New York and Hong Kong, HKEx’s trading session, and whether the U.S. is observing standard time or daylight-saving time. All the dates presented in the table are assumed to be Trading Days.
(3)
Note that the time difference between New York and Hong Kong may vary depending on whether the U.S. is observing standard time or daylight-saving time.
(4)
It assumes that it is the last Trading Day of that month.

Annex C

RULE 10B5-1 TRADING PLAN GUIDELINES

1.
PURPOSE OF THE GUIDELINES

The following guidelines apply for any 10b5-1 Plan relating to the Company Securities. All 10b5-1 Plans entered into by any Window Group Member and any amendment, suspension or termination must comply with Rule 10b5-1 of the Exchange Act, the Policy and must meet the following conditions. Capitalized terms not defined herein shall have the meanings given to them under the Policy.

2.
Overview of 10b5-1 Plans

Under Rule 10b5-1, an insider who regularly possesses MNPI but who nonetheless wish to buy or sell Company’s Securities may establish an affirmative defense to an Insider Trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI, i.e., a 10b5-1 Plan. A 10b5-1 Plan typically takes the form of a contract between the insider and his or her broker.

3.
Participants

The Window Group Members are eligible to adopt a 10b5-1 Plan.

4.
Plan and Approval
4.1
The 10b5-1 Plan must be in writing and signed by the Window Group Member, and the Window Group Member must provide a copy to the Company’s Legal Affairs Management Department. The Company will keep a copy of each 10b5-1 Plan in its files.
4.2
The form of each 10b5-1 Plan and any subsequent amendment must be consistent with these guidelines. Each 10b5-1 Plan must be approved in writing by the Executive Chairman and the Chief Executive Officer prior to the adoption, amendment, suspension or termination of such plan. The adoption, amendment, suspension or termination of any 10b5-1 Plan by the Executive Chairman or the Chief Executive Officer shall be subject to the prior written approval of the Chairperson of the Compensation Committee of the Board of Directors of the Company.
4.3
A 10b5-1 Plan must not permit a Window Group Member to exercise any subsequent influence over how, when or whether to effect purchases or sales.

4.4
Sales under a 10b5-1 Plan must be executed via a broker selected by the person(s) establishing the plan.
4.5
The Window Group Member must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
4.6
Each 10b5-1 Plan must include a representation by the Window Group Member certifying that:
(a)
such person is not in possession of MNPI about the Company or Company Securities, and
(b)
the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.
5.
Timing and Term of Plan; Cooling-Off Period

Timing and Term of Plan

5.1
Each 10b5-1 Plan must be adopted (a) during an Open Trading Window under the Policy, and (b) when the Window Group Member does not otherwise possess MNPI about the Company or Company Securities.

Cooling-Off Period

5.2
Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”).
5.3
For Window Group Members who are directors or executive officers, each 10b5-1 Plan must specify that trades may not be executed under the 10b5-1 Plan until the later of:
(a)
90 days after the date of adoption or amendment of the 10b5-1 Plan; and
(b)
two (2) business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan.
5.4
For all other Window Group Members, each 10b5-1 Plan must specify that trades may not be executed under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.
6.
Plan Specifications
6.1
A 10b5-1 Plan must be entered into at a time when the insider has no MNPI about the Company or Company Securities (even if no trades will occur until after the release of MNPI). The plan shall:
(a)
specify the amount, price (which may include a limit price) and specific dates of purchases or sales; or
(b)
include a formula or similar method for determining amount, price and date.

6.2
The 10b5-1 Plan cannot give the broker any discretion as to trade dates. On the other hand, under the second alternative, the date may be specified by indicating that trades should be made on any date on which the limit price is hit. The affirmative defense is only available if the trade is in fact made pursuant to the preset terms of the 10b5-1 Plan (unless the terms are revised at a time when the insider is not aware of any MNPI and could therefore enter into a new plan). Trades are deemed not to have been made pursuant to the plan if the insider later enters into or alters a corresponding or hedging transaction or position with respect to the securities covered by the plan.
7.
Amendment, Suspension and Termination
7.1
Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance in writing by the Trading Officers.
7.2
A Window Group Member may voluntarily amend a 10b5-1 Plan only (a) during an Open Trading Window under the Policy and (b) when such Window Group Member does not otherwise possess MNPI about the Company or Company Securities. Window Group Members may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Window Group Members is substituted by a different broker (so long as the purchase or sales instructions remain the same).
8.
Mandatory Suspension
8.1
Each 10b5-1 Plan must provide for suspension of trades under such plan if:
(a)
legal, regulatory or contractual restrictions are imposed on the Window Group Members, or
(b)
these guidelines are amended, or
(c)
other events occur, that would prohibit sales under such 10b5-1 Plan.
9.
Sales to Cover
9.1
A Window Group Member may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by a Window Group Member to sell a portion of Company Securities as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Window Group Member’s 10b5-1 Plan, provided that:
(a)
the Election is made during an Open Trading Window under the Policy,
(b)
at the time of the Election, the Window Group Member is not aware of any MNPI with respect to the Company or Company Securities,
(c)
the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5,
(d)
the Window Group Member does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and

(e)
the Election contains appropriate representations as to clauses (b)-(d).
10.
No Overlapping Plans
10.1
A Window Group Member may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods).
10.2
However, where the first trade under a later-commencing plan is scheduled during what would have been the Cooling-off Period for that plan assuming the termination date of the earlier-commencing plan were deemed to be the date of adoption of the later-commencing plan, then Rule 10b5-1 would not be available for the later-commencing plan.

For example, a Window Group Member who is not a director or executive officer has in place an existing Rule 10b5-1 plan with a scheduled date for the latest authorized trade of May 31, 2023. On May 1, 2023, that Window Group Member adopts a later-commencing plan, intended to qualify for the affirmative defense under Rule 10b5-1, with a scheduled date for the first authorized trade of June 1, 2023. If that Window Group Member terminates the earlier-commencing plan on May 15, the later-commencing plan will not receive the benefit of the affirmative defense, because June 1 is within 30 days of May 15, the date of termination of the earlier-commencing plan, and thus June 1 is during the “effective cooling-off period.” However, if the later-commencing plan were scheduled to begin trading on July 1, 2023, it could still receive the benefit of the affirmative defense because July 1, 2023 is more than 30 days after May 15 and thus is outside the “effective cooling-off period.”

10.3
A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.
11.
Limitation on Single-Trade Plans
11.1
A “single-trade plan” is a 10b5-1 Plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction.
11.2
In any 12-month period, a Window Group Member is limited to one “single-trade plan”. The following do not constitute single-trade plans:
(a)
a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions; and
(b)
Sales to Cover.

12.
No Hedging

As described in the Policy, individuals subject to the Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company Securities. Further to this end, a Window Group Member adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

13.
Compliance with Rule 144

All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.